DATED 19 February 2014
AKTIV KAPITAL AS
AND
GEIR OLSEN
EMPLOYMENT AGREEMENT

CONTENTS
Clause                                                Page

1.	INTERPRETATION 1

2.	COMMENCEMENT OF EMPLOYMENT 2

3.	JOB TITLE 2

4.	PLACE OF WORK 2

5.	WORKING HOURS 2

6.	TERM 2

7.	SCOPE OF DUTIES 3

8.	INTERESTS OF THE EXECUTIVE 4

9.	SALARY AND BONUS SCHEME 4

10.	BENEFITS 6

11.	EXPENSES 6

12.	DEDUCTIONS 6

13.	HOLIDAYS 6

14.	INVENTIONS 7

15.	OTHER INTELLECTUAL PROPERTY 8

16.	CONFIDENTIAL INFORMATION 9

17.	POST-TERMINATION RESTRICTIVE COVENANTS 10

18.	TERMINATION OF CONTRACT 13

19.	SUSPENSION 14

20.	RETURN OF COMPANY PROPERTY 15

21.	GARDEN LEAVE 15

22.	DIRECTORSHIPS 16

23.	DATA PROTECTION 17

24.	EXECUTIVE’S REPRESENTATIONS AND UNDERTAKINGS 17

25.	MONITORING 19

26.	COLLECTIVE AGREEMENTS 19

27.	GOVERNING LAW 19

28.	NOTICES 19

29.	WHOLE AGREEMENT 19

30.	MISCELLANEOUS 20

31.	ASSIGNMENT 20

THIS AGREEMENT is made the 19th February 2014
BETWEEN:

(1)	AKTIV KAPITAL AS (sucursal en Espana), with business registration number N-00282766-E, whose business address is Rd De La Avutarda 28, Madrid ("the Company"); and

(2)	GEIR OLSEN, with ID number X3529188E, whose home address is at Ronda de la avutarda 28A, 28043 Madrid, Spain ("the Executive").
INTRODUCTION

A.
Subject to and conditional on the completion of the Acquisition (as defined below), the Company will employ and the Executive has agreed to be employed by the Company on the terms and conditions set out in this Agreement which will commence operation on the Commencement Date (as defined below).

B.
This Agreement sets out the Executive's terms and conditions of employment with the company including the written particulars the Executive is entitled to receive under the Workers’ Statute Act (Estatuto de los Trabajadores), as amended.

IT IS AGREED as follows:

1.	INTERPRETATION

In this Agreement the following expressions have the following meanings:-

1.
"Acquisition" means the acquisition of the entire issued share capital of Aktiv Kapital AS pursuant to a sale and purchase agreement dated on or about the date of this Agreement among (1) Geveran Trading Co. Ltd; (2) a wholly owned subsidiary of PRA, and/or any affiliate of PRA, as Purchaser; and (3) PRA, as Guarantor;

2.
"Board" means the Board of Directors from time to time of the Company or anyone any person or committee duly appointed by the Board of Directors as its representative for the purposes of this Agreement;

3.	"Commencement Date" means the date of completion of the Acquisition;

4.	"Employment" means the Executive's employment under this Agreement;

5.	"Group" means the Company and the Company's Associated Companies (which shall mean any holding company or any subsidiary of the Company or of such holding company from time to time;

6.	"Group Company" means a member of the Group and "Group Companies" will be interpreted accordingly;

7.	"PRA" means Portfolio Recovery Associates, Inc., a Delaware corporation;

8.	"Working Day" is any day of the week other than Saturday, Sunday and bank or public holidays; and

9.	"Termination Date" means the date of the termination of the Employment.

2.	COMMENCEMENT OF EMPLOYMENT

The Executive's continuous period of employment with the Group began on 19 September 2011. The Employment will continue until termination in accordance with the provisions of this Agreement.

3.	JOB TITLE

1.
The Company shall employ the Executive and the Executive shall serve the Company as CEO, Europe/EMEA or in such other capacity as the Company may from time to time require. At the commencement of this Agreement, the Executive will report to the CEO of PRA. However, the reporting structure may be changed at any time and the Executive may, in the future, report to such other person of body notified to him by the Company from time to time.

2.	The Company may change the Executive's job title in its absolute discretion and as it considers necessary.

3.	The Company may from time to time appoint any other person or persons to act jointly with the Executive in this appointment.

4.	PLACE OF WORK

1.	With respect to his place of work, the Executive will continue to work from the same locations as prior to the commencement of this Agreement. The Executive agrees that:

(a)	the Executive may be required to work on a temporary or permanent basis, at any other place where the Company may be carrying on business subject to clause 7.5 below; and

(b)
in accordance with his position and responsibility in the Group over a full region, the Executive acknowledges and agrees to make all travels throughout the world in order to perform his obligations to the Company, but unless otherwise agreed in writing.

5.	WORKING HOURS

1.
The Executive's normal working hours shall be the normal working hours of the Company, although considering the Executive’s level of responsibility and role in the Company and the Group he will work such additional hours as are necessary for the proper performance of his duties.

2.	The parties each agree that the nature of the Executive's position and his responsibility in the business is such that his working time cannot be measured.

6.	TERM

1.
This Agreement is signed for indefinite term. Subject to the terms of this Agreement, the Company shall employ the Executive until this Agreement is terminated by either party giving to the other written notice in accordance with clause 6.2.

2.
The Company must give the Executive 6 months' notice to terminate this Agreement and the Executive must give 6 months' notice to terminate this Agreement (or such additional notice as required by applicable statute).

7.	SCOPE OF DUTIES

1.	The Executive will perform such duties and responsibilities and exercise such powers as may from time to time lawfully be assigned to the Executive, consistent with his skills and experience.

2.	During the Employment the Executive shall:-

(a)	devote the whole of his time, attention and skill during his working hours to the performance of his duties;

(b)
faithfully and diligently perform such duties and exercise such powers consistent with them as may from time to time be assigned to or vested in him by the CEO of PRA or the Board and subject to such restrictions as the CEO of PRA or the Board may from time to time impose;

(c)	use his best endeavours to promote, develop and protect the interests of the Group and shall not do anything that is harmful to those interests;

(d)
obey the reasonable and lawful directions of the Board and keep the CEO of PRA at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company;

(e)	comply with all the Company's rules, regulations, policies and procedures from time to time in force;

(f)	promptly make such reports in connection with the affairs of the Company and the performance of his duties and responsibilities and such matters and at such times as are reasonably required;

(g)	report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other executive or director of the Company or any Group Company immediately on becoming aware of it; and

(h)
read and familiarise himself with (on a regular basis) and comply with all policies, rules and procedures (including the applicable handbook in your jurisdiction) as amended or replaced from time to time.

3.	The Executive shall if and so long as the Company requires and without entitlement to any further remuneration than is provided for in this Agreement:-

(a)	carry out his duties on behalf of any Group Company as if they were duties to be performed by him on behalf of the Company hereunder;

(b)	subject to suitable directors' and officers' insurance being provided by the Company at the Company's expense, act as a director or officer of any Group Company or hold any other appointment of office as nominee or representative of the Company or any Group Company without further compensation;

(c)	comply with the articles of association (as amended from time to time) and abide by his fiduciary duties of any Group company of which he is a director; and

(d)	not do anything that would cause him to be disqualified from acting as a director.

4.	Subject to prior consultation with the Executive, the Company may at its sole discretion transfer this Agreement to any Group Company at any time.

5.
Due to his responsibility over all jurisdictions in Europe/EMEA region where the Company and the Group operate and/or will operate, the parties expressly agree that the Company may, on providing reasonable notice to the Executive, second the Executive (either on a permanent or temporary basis) or transfer the Executive employment to another Group company provided always, however, that the terms of this Agreement will continue to apply and that should any secondment or transfer required the Executive to work outside of Spain for a period exceeding one month, the Executive has provided his prior written consent to such secondment or transfer.

8.	INTERESTS OF THE EXECUTIVE

1.
During the Employment the Executive will not be directly or indirectly engaged or concerned in the conduct of any other business or activity which is similar to or competes with any activity carried on by any Group Company (except as a representative of the Company or with the prior written consent of the Board)

2.
The Executive may not hold or be interested in investments which amount to more than one percent of the issued investments of any class of any one company which is in competition with any Group Company whether or not those investments are listed or quoted on any recognised Stock Exchange or dealt in on the Alternative Investments Market.

9.	SALARY AND BONUS SCHEME

1.
The Executive will be paid a gross base salary of €437,956 per annum ("Basic Salary"), payable by equal monthly instalments in arrears by direct bank credit transfer on or before the last day of each calendar month. The Basic Salary payment shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or any Group Company.

2.
The Basic Salary will be reviewed by the Company in January of each year and a salary rise may be awarded in the absolute discretion of the Company. There is no guarantee of any salary rise but the Salary will not be adjusted downwards. Any salary increase is neither indicative nor determinative of the Executive's right to a salary increase in any subsequent year.

3.
The Executive may be included in the relevant Aktiv Kapital AS Group’s annual bonus program in operation from time to time. For the avoidance of any doubt, the Company may replace, amend or discontinue any such bonus scheme or schemes at any time. The Executive shall have no contractual rights to any bonus payments and such payments shall be in the absolute discretion of the Company taking into account such criteria as may be identified from time to time in its absolute discretion but which may include such criteria as personal performance, Company performance and overall Group performance. Without prejudice to such absolute discretion and to the specific rules of such bonus schemes as may from time to time be operated by the Company under the current scheme, the Executive will have the opportunity to earn a target bonus of a gross amount of €291,971 in connection with which the following terms will normally apply:

(a)	bonus targets are set annually (by 15 February in each calendar year);

(b)
bonus targets consist of personal targets as well as targets relating to the Company and/or the Group and the payable amount which may be higher or lower than the target amount (ranging from zero to 200 percent of the target bonus amount), is dependent on company and personal performance or such other targets or performance criteria as identified by the Company from time to time;

(c)	bonus payments are normally paid by 15 March of the following year, after the Company has presented its annual accounts;

(d)	bonus payments, if any, are subject to any withholdings or deductions required by law;

(e)
to qualify for payment of a Bonus, the Executive must still be employed and not under notice of termination of employment as at the date the Bonus is paid. No part payment of any bonus, whether calculated on a pro-rata basis or otherwise will be paid or compensation in lieu thereof;

(f)
the Company reserves the right to amend or replace the bonus scheme from time to time (including the percentage of Salary potentially payable) save that, once bonus rules have been agreed in any year, the scheme for that year will not be amended;

(g)
unpaid bonuses in force in the year shall not form part of the Executive's normal remuneration and, therefore, will not be taken into account with respect to calculating any payment in lieu of notice, termination pay, or redundancy or severance pay, if any. Bonuses shall also not form part of the Executive's remuneration for the purposes of any Company or Group benefit plan. The level of bonus paid by the Company to the Executive, if any, in any given year shall be neither indicative nor determinative of the Executive's right to bonus, or the level of bonus payable, in any subsequent year.

4.
Any payments due to the Executive hereunder (including the Basic Salary and any bonus payments) shall be made less any necessary deductions or withholdings (including for or on account of income tax and national insurance contributions) as may be required by law.

10.	BENEFITS

1.
The Executive (and his dependents where applicable) will be eligible to participate in all benefits provided to employees in accordance with the Company’s policies in force from time to time, including, but not limited to, health insurance for the Executive and his dependents as currently provided.

2.
The Executive’s entitlement to and/or participation in any benefit scheme shall be subject to the rules of such scheme from time to time. Nothing in this Agreement shall entitle the Executive to any payment direct from the Company. The Executive understands and agrees that if any insurer fails or refuses to provide him with any benefit under any insurance arrangement provided by the Company, the Executive will have no right of action against the Company in respect of such failure or refusal.

3.
The Company reserves the right to change the provider/s with whom its insurance schemes are maintained and to change the rules of the scheme for the time being in force (including, but not limited to, the basis of cover and the scale or level of benefit) or to withdraw its insurance schemes in their entirety. Copies of the applicable supporting insurance policies and any additional scheme rules are available from the HR Department. If the Executive chooses not to join any scheme he will not be entitled to any sums by way of an alternative.

11.	EXPENSES

1.
The Executive will be reimbursed with all reasonable out of pocket expenses wholly, exclusively and necessarily incurred on the Company’s business in the performance of his duties under this Agreement.

2.
This will include expenses of entertainment, subsistence and travelling subject to the Company’s guidelines/allowances current from time to time and subject to the Executive producing appropriate vouchers or other acceptable evidence in support of expense claims.

3.	The decision of the Company as to what constitutes "wholly, exclusively and necessarily" incurred expenses shall be conclusive.

12.	DEDUCTIONS
The Executive hereby authorises the Company to deduct from any remuneration and monies due to him including any pay in lieu of notice, any money owed to the Company or any Group company, including, but not limited to any overpayment of salary or expenses or payment made to the Executive by mistake or misrepresentation or default of the Executive or otherwise, and any debt owed by the Executive to the Company or any Group Company.

13.	HOLIDAYS

1.	The holiday year runs from 1 January to 31 December. The Executive is entitled to holiday of 25 Working Days in each year in addition to all bank and public holidays.

2.
On termination of employment, he shall be entitled to pay in lieu of any accrued but untaken holiday. For each day's holiday that has been accrued but not taken, the Executive will be paid 1/260 of his basic salary (after statutory deductions). However, if the Executive has taken more holiday days than he is entitled to in the holiday year in which he leaves, the Executive agrees that the Company will deduct from his final salary or other monies due to him on termination a sum representing 1/260 of his annual salary for each such day (after statutory deductions. If no final salary payment or other monies are due, the Executive agrees that he will immediately repay the outstanding sum to the Company as a debt immediately due and payable. If any holiday in excess of the annual entitlement is taken, the Company reserves the right to deduct the appropriate number of days’ pay from the Executive’s salary.

3.
The Executive’s holiday should be taken at such times as may be convenient to the Company and the Executive must give written notice of not less than one month of his proposed holiday dates to the CEO of PRA. The Company reserves the right, on receipt of his notice of proposed holiday dates, to refuse to allow him to take holiday on those dates where there is a reasonable business justification.

4.	The Executive will not, without the prior written consent of the Company, be allowed to take more than 10 Working Days’ holiday consecutively at any one time.

5.
The Executive is encouraged to take his full holiday entitlement and may not carry forward any days of unused holiday entitlement into the following holiday year without the express permission of the Company.

6.	The Company reserves the right to require the Executive to take any unused holiday during his notice period.

14.	INVENTIONS

1.
The Executive agrees that he has a special obligation to further the interests of the Company and its Group Companies with respect to any invention created or discovered by him (or in the creation or discovery of which he has participated) in the course of the employment.

2.
The Executive must disclose immediately, and promptly give full details, to the Company any discovery or invention or secret process or improvement in procedure made or discovered by the Executive during his Employment in connection with or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use in connection with any such company (“Inventions”), which Inventions will belong to and be the absolute property of the Company or such other person, firm, company or organisation as the Company may require without any payment to the Executive other than agreed emoluments and reimbursements of out of pocket expenses.

3.	If requested by the Board (whether during or after the termination of his employment) the Executive will at the expense of the Company:

(a)	give and supply all such information, data, drawings and assistance as may be necessary to enable the Company to exploit any such Inventions to the best advantage; and

(b)
execute all documents and do all things as the Company may decide is necessary or desirable for obtaining patent or other protection for the Inventions in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct; and

(c)
sign, execute or do any such instrument or thing and generally use his name for the purpose of giving to the Company (or its nominee) all right and title to interest in all Inventions in the Company absolutely and as sole beneficial owner or in such other person, firm, company or organisation as the Company may require to give it, or any Group Company, the full benefit of the provisions of this clause; and

(d)
both during and after termination of his employment at the Company’s expense anywhere in the world and at any time promptly do everything (including executing documents) that may be required by the Board to defend or protect for the benefit of the Company or any Group Company all Inventions and the right and title of the Company or any Group Company to them.

4.
The Executive hereby irrevocably authorises the Company to appoint a person as his attorney in his name and on his behalf to execute any documents and to do everything necessary to effect his obligations under this clause on his behalf.

15.	OTHER INTELLECTUAL PROPERTY

1.
The entire copyright and all similar rights (including future copyright, the right to register trade marks or service marks and the right to register designs and design rights throughout the world in works of any description produced, originated and conceived, written or made by the Executive alone or with others in the course of or in connection with his employment) (“Works”) will vest in and belong to the Company absolutely throughout the world for the full periods of protection available in law throughout the world including all renewals and extensions.

2.	Without prejudice to clause 14, the Executive hereby assigns to the Company by way of future assignment the entire copyright and/or similar rights in all Works.

3.
The Executive will (both during and after termination of his employment) at the Company’s request and expense anywhere in the world and at any time promptly disclose to the Company all Works and will do everything (including executing documents) that may be required by the Board to register, assure, defend or protect the rights of the Company in all Works.

4.
The Executive hereby irrevocably authorises the Company to appoint a person as his attorney in his name and on his behalf to execute any documents and to do everything necessary to effect the obligations of the Executive under this clause on the Executive’s behalf.

5.
For the purpose of clause 14 and this clause, the Executive to the extent permitted by law, hereby irrevocably and unconditionally waives in favour of the Company all rights, including moral rights conferred on him in respect of any Inventions or Works in which the copyright is vested in the Company under clause 14, this clause or otherwise.

6.
If the Company shall at any time make an award or give any other form of recognition or benefit to the Executive in respect of an Invention or Works this shall not be deemed to be construed in any way as a waiver or diminution of the Company's rights under this Agreement.

7.
The covenants imposed on the Executive by clauses ý14 and ý15 shall bind the Executive both during and after his employment and shall be binding upon the personal representatives of the Executive in the event of his death.

16.	CONFIDENTIAL INFORMATION

1.
In this Agreement, Confidential Information shall include, but is not limited to, the Company's and the Group's trade secrets, details of suppliers and their terms of business, details of customers and their requirements, the prices charged to and terms of business with customers, recruiting efforts and strategy, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of executives and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret possessions, designs, formulae, and product lines, financial structure and performance and information which the Executive is aware or should reasonably be aware of or has been told is confidential and any information that has been given to the Company or any Group Company in confidence by customers, suppliers or other persons. The Executive will use his best endeavours to prevent the unauthorised copying use or disclosure of such information.

2.
Save as required by law the Executive shall not, either during the Employment (except in the proper performance of his duties or as required by law) or at any time (without limit) after the Termination Date:

(a)	divulge or communicate to any person, company, business entity or other organisation any Confidential Information;

(b)	copy or reproduce in any form or by or on any media or allow others to access or copy or reproduce any Confidential Information;

(c)	use any Confidential Information for his own purpose or for any purposes other than those of the Company or any Group Company;

(d)	send, transmit, transfer or forward any Confidential Information to a private email account or any unauthorised recipient;

(e)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of any trade secrets or Confidential Information relating to the Company or any Group Company; or

(f)
so that those restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive, or which the Executive shall be required to divulge by law (provided that the Executive shall give prior written notice to the Company of the requirement to disclose and the information and allow the Company to comment).

3.
The undertakings and covenants in this clause shall be directly enforceable by the Company or any Group Company enjoying the benefit thereof and the Company may also enforce the same for the benefit of any Group Company as well as for its own benefit.

4.
The Executive agrees that the restrictions set out above in this clause are in addition to and shall not affect all other express and implied duties of confidentiality owed by the Executive to the Company and shall survive the termination or expiry (howsoever arising) of his employment with the Company.

17.	POST-TERMINATION RESTRICTIVE COVENANTS

1.	In this clause:

(a)
“Company Goods” means any product researched into, developed, manufactured, distributed or sold by the Company with which the duties of the Executive were concerned or for which he was responsible during the 12 months immediately preceding the Termination Date;

(b)
“Company Services” means any services (including but not limited to technical an product support, technical advice and customer services) supplied by the Company with which the duties of the Executive were materially concerned or for which he was directly or ultimately responsible during the 12 months immediately preceding the Termination Date;

(c)
“Prospective Customer” means any person, firm, company or other organisation whatsoever to whom the Company has offered to supply Company Goods or Company Services or the purchase of accounts or debt, or to whom the Company has provided details of the terms on which it would or might be willing to supply Company Goods or Company Services or the purchase of accounts or debt, or with whom the Company has had any negotiations or discussions regarding the possible supply of Company Goods or Company Services or the purchase of accounts or debt during and in respect of whom the Executive had access to Confidential Information or with whose prospective custom the Executive has had material dealings on behalf of the Company during 12 months immediately preceding the Termination Date;

(d)	“Restricted Area” means Europe;

(e)
“Restricted Business” means those of the businesses of the Company and the Group Companies at the Termination Date with which the Executive was involved to a material extent during the period of 12 months ending on the Termination Date;

(f)
“Restricted Customer” means any firm, company or other person to whom or which, during the period of 12 months ending on the Termination Date, the Company supplied Company Goods or Company Services or the purchase of accounts or debt or was in the habit of dealing with the Company or any Group Company and in respect of whom the Executive had access to Confidential Information or with whom the Executive had material dealings during that 12 month period; and

(g)	“Restricted Employee” means any person who, at the Termination Date, either:-

(i)	was employed by the Company or any Group Company at a level at least equal to the Executive and was a person with whom the Executive had material contact; or

(ii)	was employed by the Company or any Group Company and reported to the Executive directly or indirectly at any time during the 12 months prior to the Termination Date.

2.	The Executive will not:

(a)
for a period of 12 months after the Termination Date, canvass solicit or entice away or assist in soliciting or endeavour to canvas, solicit, entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

(b)
for a period of 12 months after the Termination Date, accept or facilitate the acceptance of, or deal with the custom or business of any Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

(c)
for a period of 12 months after the Termination Date, solicit, induce, entice away or offer employment to or engage or otherwise endeavour to solicit, induce or entice away from the Company or any Group Company any Restricted Employee;

(d)
for a period of 12 months after the Termination Date, canvass, solicit or entice away or assist in canvassing, soliciting or enticing away the custom or business of any Prospective Customer with a view to providing goods or services to that Prospective Customer in competition with any Restricted Business;

(e)
for a period of 12 months after the Termination Date, accept or facilitate the acceptance of, or deal with, in competition with the Company or any Group Company the custom or business of any Prospective Customer with a view of providing goods or services to that Prospective Customer in competition with any Restricted Business;

(f)
for a period of 6 months after the Termination Date, in competition with the business of the Company or any Group Company within the Restricted Area establish, carry on, be employed concerned, interested in or engaged in or perform services the same as or competitive or about to be competitive with the Restricted Business.

3.	Nothing in this clause shall prohibit the Executive seeking or procuring customers or doing business not related to the Restricted Business.

4.	For any period the Executive is placed on garden leave in accordance with clause 21 below, such period shall reduce the period of restrictions identified in clause 17.2 above.

5.
The obligations imposed on the Executive by this clause extend to him acting not only on his own account but also on behalf of any other firm, company or other person whether as principal, shareholder, director, Executive, agent, consultant, partner or in any other capacity whatsoever and shall apply whether the Executive acts directly or indirectly. For the avoidance of doubt the obligations imposed on the Executive by this clause shall not apply in respect of any activities as the Board may agree in writing with the Executive.

6.
The Executive understands and acknowledges that due to his position in the Company and any Group Company he will have access to Confidential Information vital to the continued success of the Company and any Group Company, together with influence over and connection with the Company’s and/or any Group Company’s customers, prospective customers and executives. He therefore agrees that the provisions of this clause are reasonable in their application to him and necessary, but not more than sufficient, to protect the legitimate interests of the Company and any Group Company.

7.
The undertakings contained in this clause shall be directly enforceable by the Company or any Group Company enjoying the benefit thereof and the Company may also enforce the same for the benefit of any Group Company as well as for its own benefit.

8.
Each of the covenants and obligations on the Executive’s part contained in each part of this clause shall be deemed to be separate and severable and enforceable by the Company accordingly. In the event that any of the restrictions shall be held void but would be valid if part of the wording thereof was deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective. If any restriction is found to be unenforceable for any reason, this will not affect the validity or enforceability of any other covenants.

9.
Where this clause refers to the Group Company the said clauses will with respect to each Group Company constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the remaining covenants in favour of the Company or any Group Company provided always that this clause shall only apply to those Group Companies to whom the Executive has given his services, or with whom he was concerned, in the 12 months immediately preceding the Termination Date.

10.
If the Executive applies for or is otherwise offered employment or an engagement, appointment or consultancy at any time during his employment with the Company or at any time prior to the expiry of the obligations contained in clause 17.2 of this Agreement, the Executive will provide a copy of this clause 17 to the person or entity that he has applied to or has made such offer.

11.
The Executive agrees that the Company's remedies at law for breach or threat of breach by the Executive of the provisions of this clause 17 or clause 16 may be inadequate, and that the Company shall be entitled to an injunction or injunctions to prevent breaches of such provisions and to enforce specifically such provisions, in addition to any other remedy to which the Company may be entitled at law or in equity.

12.
The Executive shall not, at any time after the Termination Date, either on his own behalf or on behalf of any other person, firm or company directly or indirectly falsely represent himself as being in any way connected with or interested in the business of the Company or use any name which is identical or similar to or likely to be confused with the name of the Company or any product or service produced or provided by the Company.

13.
Both during his employment and from the Termination Date, the Executive will not at any time thereafter make any disparaging, untrue or misleading oral or written statement concerning the business and affairs of the Company and the Group or their respective current or former directors, officers, executives, consultants or shareholders.

14.
As a compensation for the restrictions set out in this clause, the Executive shall receive a gross amount of 100% of the Basic Salary at the Termination, for the period of non compete, which will be paid in 12 monthly instalments. Regardless of the provision included in 17.11 in case the Executive breaches any of the obligations in this clause the payments to the Executive will cease and the Executive will be obliged to return every amount received as compensation for the non competition covenant.

18.	TERMINATION OF CONTRACT

1.
In the event the Executive's employment is terminated on notice by either party in accordance with clause 6 above, the Company may, in its absolute discretion, make a payment in lieu of all or part of the outstanding notice period, calculated by reference to the Executive's Basic Salary only.

2.
Subject to compliance with local law, the Executive's employment may be terminated by the Company at any time without notice, payment in lieu of notice or compensation in lieu thereof for cause which shall include (without limitation) if he:

(a)	fails to perform his duties to a standard satisfactory to the Board, after having received a written warning from the Company relating to the same;

(b)	commits an act of gross misconduct or any serious breach or repeated or continued (after warning) material breach of his obligations under this Agreement;

(c)	materially fails to follow a lawful and reasonable direction;

(d)
he is guilty of conduct set out in the Company’s dismissal and disciplinary procedures which warrants dismissal without notice or is guilty of conduct which in the reasonable opinion of the Board brings, or which could bring, the Company or any Group Company into disrepute

(or bring himself into disrepute in circumstances which have or could have a material adverse effect on the Company or any Group Company);

(e)	commits an act of fraud or dishonesty;

(f)	commits any act of negligence, neglect of duty which is serious or mismanages the business of the Company or any Group Company;

(g)
is declared bankrupt or otherwise enters into any arrangement with his creditors or has an interim order made against him under the applicable regulations or has compounded with or makes any arrangement with his creditors generally;

(h)	is prevented by applicable law or regulation from performing any part of his duties;

(i)	is convicted of any criminal offence, and in the case of a motoring offence, this results in imprisonment;

(j)	becomes of unsound mind or a patient within any statute relating to mental health; or

(k)
refuses (without reasonable cause) to accept the novation by the Company of this Agreement, or an offer of employment on terms no less favourable to him that the terms of this Agreement, by a company which, as a result of re-organisation, amalgamation or reconstruction of the Company, acquires or agrees to acquire not less than 90 percent of the issued equity of share capital of the Company.

3.
In case the termination is declared unfair (despido improcedente) by definitive judgement or unilaterally by the Company, the Executive shall be entitled to gross severance pay equal to 12 months Basic Salary at the time of termination.

4.	The above severance compensation will include and absorb any severance compensation that the Executive shall be entitled under the relevant regulations in force from time to time.

5.
For the avoidance of any doubt the Executive is not entitled to severance pay if he terminates the employment, or if he is terminated without notice due to a material breach of contract. Nor is the Executive entitled to severance pay if his Employment ends due to the Executive’s reaching of the retirement age.

19.	SUSPENSION

1.	The Company may suspend the Executive in order to investigate any allegation of misconduct against the Executive.

2.	Throughout any such period of suspension or exclusion, the Executive shall continue to receive his normal salary and other contractual benefits to which he is entitled under this Agreement.

20.	RETURN OF COMPANY PROPERTY
Upon the termination of the Executive’s employment for whatever reason, and at any time at the request of the Company, the Executive shall immediately return to the Company all property that belongs to the Company or any Group Companies including:-

(a)	any computer, printer or other such equipment, and all computer discs and other software. If the Executive has a password for any computer, the detail of the password;

(b)	all documents in whatever form, including any copies or summaries of the same and including the Executive’s working notes;

(c)
all other property belonging or relating to any of the Group Companies including but not limited to all copies of Confidential Information whether or not lawfully made or obtained (and the Executive shall delete Confidential Information from any document comprising a re-usable medium).

21.	GARDEN LEAVE

1.
Due to the specific position of the Manager and his access to relevant and sensible information, the Parties agree that, if either party gives notice to terminate the Employment the Company will be entitled to require the Executive to comply with any or all of the provisions below for all or part of the period of notice (the “Garden Leave Period”).

2.
The Executive will not, without prior written consent of the Board, be employed or otherwise provide services to any third party, whether or not of a business nature during the Garden Leave Period. Further, the Executive will not, unless requested by the Company:-

(a)	enter or attend the premises of the Company or any other Group Company; or

(b)	contact or have any communication with any customer or client of the Company or any other Group Company in relation to the business of the Company or any other Group Company; or

(c)
contact or have any communication with any Executive, officer, director, agent or consultant of the Company or any other Group Company in relation to the business of the Company or any other Group Company; or

(d)	remain or become involved in any aspect of the business of the Company or any other Group Company except as required by such companies.

3.	The Company may, if it considers necessary, in its absolute discretion:

(a)	assign the Executive to other duties;

(b)	request that the Executive be available by telephone during normal business hours; and

(c)	instruct the Executive not to access or procure others to access the Company or Group database or Computer Systems.

4.	The Company may require the Executive:-

(a)	to comply with the provisions of clause 20; and

(b)
to immediately resign from any directorship which he holds in the Company, any other Group Company or any other company where such directorship is held as a consequence or requirement of the Employment, unless he is required to perform duties to which any such directorship relates, in which case he may retain such directorships while those duties are ongoing. The Executive hereby irrevocably appoints the Company to be his attorney to execute any instrument and do anything in his name and on his behalf to effect his resignation if he fails to do so in accordance with this clause.

5.
During the Garden Leave Period, the Executive will be entitled to receive his salary and all contractual benefits in accordance with the terms of this Agreement. Any unused holiday accrued at the commencement of the Garden Leave Period and any holiday accrued during any such period will be deemed to be taken by the Executive during the Garden Leave Period.

6.
At the end of the Garden Leave Period, the Company may, at its sole and absolute discretion, pay the Executive salary alone in lieu of the balance of any period of notice given by the Company or the Executive (less any deductions the Company is required by law to make).

7.
All the duties of the Employment (whether express or implied), including without limitation the Executive’s duties of fidelity, good faith and exclusive service, shall continue throughout the Garden Leave Period save as expressly varied by this clause. The Executive will continue to be employed by the Company and must not be employed or provide services to a third party.

22.	DIRECTORSHIPS

1.
The Executive agrees that upon the termination of his employment for whatever reason he will resign all Company directorships in the Company or any Group company and will sign all necessary forms for such purpose.

2.
If the Executive does not resign as an officer of the Company or any Group Company, having been requested to do so in accordance with this clause the Company will be appointed as his attorney to effect his resignation. By entering into this Agreement, the Executive irrevocably appoints the Company as his attorney to act on his behalf to execute any document or do anything in his name necessary to effect his resignation in accordance with this clause. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause, a certificate in writing (signed by any director or other secretary of the Company) will be sufficient to prove that the act or thing falls within that authority.

3.	The termination of any directorship or other office held by the Executive will not terminate the Executive’s employment or amount to a breach of terms of this agreement by the Company.

4.
During the Employment the Executive will not do anything which could cause him to be disqualified from continuing to act as a director of any Group Company. The Executive must not resign his office as a director of any Group Company without the Agreement of the Company.

23.	DATA PROTECTION

1.
The Company or its Group Companies will hold, subject to mandatory local law, personal information about the Executive that will include details such as his name, address, age, bank details and emergency contact details. The Company or its Group Companies may also hold sensitive personal information (i.e. sensitive personal data as defined in the applicable regulations) about the Executive, for example, health and sickness information.

2.
Personal information may, subject to mandatory local law, be obtained from various sources including the Executive’s application form, references, medical assessments, appraisals, other performance assessments, appropriate personnel within the Company, customers, suppliers and other third parties.

3.
The Company will, subject to mandatory local law, process the Executive’s personal information, including any sensitive personal information, for purposes connected with his employment, including, but not limited to, for example, salary and payroll, pension/life assurance, holiday entitlement, health and sickness records and assessments, disciplinary purposes, performance and references and the Company may disclose the Executive's personal data to third parties for these purposes.

4.
Given the international nature of the Group’s activities, a Group company may need to transfer personal data to another Group company, to governmental, regulatory or judicial authorities, auditors, legal advisors and agents as well as sub-contractors such as third party payroll, benefit or personnel administrators who may be located in countries outside the EEA (European Economic Area) including in the US whose data protection laws may not be equivalent to those in the EEA. Where there is such a transfer the Group company maintains appropriate measures to safeguard such personal data. The Executive has a right to access personal data that the Group holds about him.

5.	By signing this Agreement the Executive will explicitly consent to the processing of his personal information as described.

6.	The Executive agrees to comply with all legal requirements in relation to such data and to abide by the Company’s and any applicable Group company data protection policy issued from time to time.

24.	EXECUTIVE’S REPRESENTATIONS AND UNDERTAKINGS

1.	The Executive represents and warrants that:

(a)	he is permitted to live and work in Spain and if these circumstances change he will immediately inform the Company thereof;

(b)
he is not a party to any restrictions agreement, contract (whether of employment or otherwise), court order or understanding or subject to any prohibition or restraint imposed by any regulatory body which would in any way restrict or prohibit him from undertaking or performing any of the duties of his employment in accordance with this Agreement;

(c)
there are no matters or circumstances which, if known to the Company at the date of this Agreement, would mean that the Company would withdraw the offer of employment or would entitle the Company to terminate the Executive’s employment and there are no circumstances in existence which are likely to give rise to an insolvent act occurring in relation to the Executive during the employment;

(d)
as far as the Executive is aware, there is not threatened or pending, any action, suit or proceeding, investigation or inquiry before or by any court or other governmental or self-regulatory authority to which the Executive is a party or which concerns the Executive and the Executive is not aware of any circumstances which are likely to give rise to any such action, suit, proceeding, investigation or inquiry. The Executive agrees that he will report to the Company promptly in writing any pending or threatened regulatory or legal actions or, litigation or investigations involving the Executive, the Company or the Group or the reputation of the Executive or the Executive’s ability to continue to fulfil his responsibilities with respect to the Company or the Group and such actions will be reported no later than five calendar days following the date on which the Executive becomes aware of the action and determines that it may have such effect;

(e)
has not used or disclosed, and will not use or disclose, any confidential or proprietary information of any prior employer, partnership or business (save for information obtained during his time as a member of the Company) in connection with his duties for the Company and Group;

(f)
all information supplied by the Executive to the Company as to his background, employment history, work experience and academic record are correct, accurate and not misleading, with no material omissions; and

(g)
he has completed any background check or consent form as requested and the information provided in such background check or consent form is true, accurate and not misleading and that there are no material omissions.

2.
If at any time the representations and warranties set out above are not fulfilled, the Executive's employment may be terminated without notice, payment in lieu of notice or any other compensation thereof.

3.
The Executive undertakes not to disclose or communicate any terms of this Agreement to any other Executive of the Company or to any third party (other than for the purpose of obtaining professional advice).

25.	MONITORING
In signing this Agreement, the Executive expressly agrees to the Company, in compliance with the restrictions of local law, monitoring his performance at work, his conformity with Company rules, standard of conduct and policies in force from time to time and to ensure he is not using the Company’s facilities for any unlawful purposes. Subject to compliance with local laws, such monitoring may take the form of interception of communications, for example opening and reviewing post addressed to or sent by him (including faxes and correspondence marked private and confidential but addressed to him at his place of work) on a daily basis. The Executive’s use of Company facilities such as e-mail, the internet, photocopying and telephones may also be monitored and/or recorded, where applicable, in accordance with lawful business practice from time to time. Disciplinary action, up to and including summary dismissal, may be taken where there has been inappropriate use of the Company’s facilities.

26.	COLLECTIVE AGREEMENTS
As the Executive holds a managerial position in the Company his employment relationship will not be bound by any Collective Agreements that may be applicable to the Company from time to time.

27.	GOVERNING LAW
This Agreement shall be governed by and construed by the laws of Spain and each of the parties hereto shall submit to the jurisdiction of the Courts of Spain.

28.	NOTICES

1.
Any notices to be given under this Agreement shall be in writing. Notice to the Executive shall be sufficiently served by being delivered personally to him or by being sent by registered post addressed to him at his usual or last known address.

2.
Notice to the Company shall be sufficiently served by being delivered to the Company Secretary or by being sent by registered post to the registered office of the Company. Any notice so posted shall be deemed served upon the third day following that on which it was posted.

29.	WHOLE AGREEMENT

1.
This Agreement supersedes and replaces any previous written or oral agreement between the parties with respect to the Executive’s employment including, but not limited to, the employment agreement dated 8 September 2011 which is replaced in its entirety. It contains the whole agreement between the parties relating to the Employment at the date the Agreement was entered into (except for those terms implied by law which cannot be excluded by the agreement of the parties). The Executive acknowledges that he has not been induced to enter into this Agreement by nor is he relying on any understanding, representation, warranty, promise, or undertaking (whether innocently or negligently made) not expressly incorporated into it in entering into this Agreement. The Executive agrees and acknowledges that his only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of the Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute).

2.	Neither party’s rights or powers under this Agreement will be affected if:-

(a)	one party delays in enforcing any provision of this Agreement; or

(b)	one party grants time to the other party.

3.
If either party agrees to waive his rights under a provision of this Agreement, that waiver will only be effective if it is in writing and is signed by him. A party’s agreement to waive any breach of any term or condition of this Agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition.

30.	MISCELLANEOUS

1.	This Agreement may only be modified by the written agreement of the parties.

2.
References in this Agreement to rules, regulations, policies, handbooks or other similar documents which supplement it, are referred to in it or describe any pensions or other benefits arrangement are references to the versions or forms of the relevant documents as amended or updated from time to time.

31.	ASSIGNMENT
The Company or any other Group company as applicable from time to time may transfer or assign its rights under this Agreement to its successors in title. The Executive may not assign his rights and obligations under this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as a DEED and is delivered on the date of this Agreement by:

Executed as a deed by AKTIV KAPITAL AS
acting by Harald Thorstein,
a Director,                     /s/ Harald Thorstein        Director
in the presence of:
Witness signature:                /s/ Bart Veldhuzer
Witness name:                 Bart Veldhuzer
Witness occupation:                Consultant
Witness address:                Rosemary Cottage
TN14bjN, IDE Hill, UK

Executed as a deed by
GEIR OLSEN                /s/ Geir Olsen
in the presence of:
Witness signature:                /s/Martin Sjolund
Witness name:                 Martin Sjolund
Witness occupation:                Strategy Director
Witness address:                3 Eddiscombe Rd
SWG 4TZ, London, UK